Exhibit 99.1

Patrick J. Balthrop, Sr., former CEO of Luminex, Joins Oxford Immunotec Board of Directors

OXFORD, United Kingdom and MARLBOROUGH, Mass., Feb 1, 2016 (GLOBE NEWSWIRE) -- Oxford Immunotec Global PLC (Nasdaq:OXFD), a global, commercial-stage diagnostics company focused on developing and commercializing proprietary tests for the management of immune-regulated conditions, today announced the appointment of Patrick J. Balthrop, Sr. to its Board of Directors.

“Pat has been a leader in the medical technology field for over three decades and will be a great addition to our Board,” said Dr. Peter Wrighton-Smith, Chief Executive Officer of Oxford Immunotec. “His extensive experience as a global leader, especially within diagnostics, will be very beneficial to our Company as we look to continue the growth of our business and drive worldwide adoption.”

Most recently, Mr. Balthrop served as President and CEO of Luminex Corporation (Nasdaq: LMNX) from 2004 to 2014, during which time the company’s revenues grew eightfold. During his tenure at Luminex, Mr. Balthrop implemented innovative R&D programs which led to the development and subsequent successful commercialization of a long list of new products, oversaw multiple significant acquisitions and drove a 66% gross margin improvement. Before joining Luminex, Mr. Balthrop served as President of Fisher Healthcare, which is now a division of Thermo Fisher Scientific, Inc., where he was responsible for the successful turnaround of a $1 billion integrated healthcare products manufacturing and distribution business. Prior to that, Mr. Balthrop held multiple positions at Abbott Laboratories, where he played an integral part in the development and global commercialization of a number of high profile diagnostic products. Mr. Balthrop holds an M.B.A. from the Kellogg Graduate School of Management, Northwestern University and a B.S. from Spring Hill College. He currently serves as a Director at Personalis and NextGxDx, as an advisor to Water Street Healthcare Partners and Warburg Pincus, and as the Founding Principal at Apalachee Ventures.

“I am very pleased to be joining the Oxford Immunotec Board of Directors,” said Mr. Balthrop. “With their current portfolio of assays, and the quality of development work underway, the Company is well positioned to grow its leadership position in the global immunologic diagnostics industry.”

About Oxford Immunotec

Oxford Immunotec Global PLC is a global, commercial-stage diagnostics company focused on developing and commercializing proprietary tests for the management of immune-regulated conditions. The Company's first product is the T-SPOT®.TB test, which is used to test for tuberculosis infection. The T-SPOT.TB test has been approved for sale in over 50 countries, including the United States, where it has received pre-market approval from the Food and Drug Administration, Europe, where it has obtained a CE mark, as well as Japan and China. The T-SPOT.CMV test and the T-SPOT.PRT test are the Company's second and third products and part of a series of products intended for the transplantation market. In addition to these three products, the Company has additional development programs leveraging our T cell, B cell and innate immune measuring technology. The Company is headquartered near Oxford, U.K. and in Marlborough, Mass. Additional information can be found at www.oxfordimmunotec.com.

T-SPOT and the Oxford Immunotec logo are trademarks of Oxford Immunotec Ltd.

CONTACTS:

For Media Inquiries:

Caroline Crawley
Oxford Immunotec
Tel: +44 1235 442796
ccrawley@oxfordimmunotec.com

For Investor Inquiries:

Rick Altieri
Chief Financial Officer
Oxford Immunotec
Tel: +1 (508) 573-9953
raltieri@oxfordimmunotec.com

Mark Klausner
Westwicke Partners
Tel: +1 (443) 213-0500
oxfordimmunotec@westwicke.com